UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 24, 2017

 (Date of earliest event reported)

BIOPHARMX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37411	59-3843182
(Commission File Number)	(IRS Employer Identification No.)

1505 Adams Drive, Suite D Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650)  889-5020

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Information

On November 24, 2017, BioPharmX Corporation (the “Company”) closed its previously announced underwritten public offering in which pursuant to that certain Underwriting Agreement dated November 20, 2017 by and between the Company and Oppenheimer & Co., Inc. as representative (the “Representative”) of the several underwriters identified therein (the “Underwriting Agreement”), the Company issued and sold (i) 45,275,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase 28,225,000 shares of Common Stock (the “Pre-Funded Warrants”), (iii) accompanying Series A common warrants to purchase 73,500,000 shares of Common Stock (the “Series A Warrants”) and (iv) accompanying Series B common warrants to purchase 73,500,000 shares of Common Stock (the “Series B Warrants”, together with the Pre-Funded Warrants and Series A Warrants, the “Warrants”). Each Warrant is exercisable for one share of the Company’s Common Stock. Each share of Common Stock and Pre-Funded Warrant was sold together with a Series A Warrant to purchase one share of Common Stock and a Series B Warrant to purchase one share of Common Stock. The public offering price was $0.15 per share of Common Stock and accompanying Series A Warrant and Series B Warrant and $0.1490 per Pre-Funded Warrant and accompanying Series A Warrant and Series B Warrant.

The Pre-Funded Warrants were issued and sold to purchasers in lieu of shares of Common Stock that would otherwise result in the purchaser's beneficial ownership exceeding 4.99% (or at the election of the purchaser, 9.99%) of the Company’s outstanding Common Stock immediately following the closing of the offering. The Pre-Funded warrants will have a nominal exercise price of $0.001 per share, are immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The Series A Warrants have an exercise price of $0.20 per share, are exercisable immediately and expire five years from the date of issuance. The Series B Warrants have an exercise price of $0.25 per share, are exercisable immediately and expire on the earlier of (1) the twenty-first trading day after the Company issues a press release announcing it has entered into a strategic licensing, collaboration, partnership or similar agreement for the commitment to fund its phase 3 trials for BPX-01, and (2) the eighteen month anniversary of issuance. The shares of Common Stock and Warrants were issued separately and were immediately separable upon issuance.

The net proceeds to the Company from the offering are expected to be approximately $9.7 million, after deducting the underwriting discount and commissions and estimated offering expenses payable by the Company, and excluding any proceeds that may be received upon exercise of the Warrants. The Company intends to use the net proceeds from the offering to fund further clinical development of its product candidate BPX-04, as well as for ongoing expenses of the Company's operations and for working capital and general corporate purposes.

Pursuant to the Underwriting Agreement, the Company also issued to the Representative, a warrant (the “Representative’s Warrant”) to purchase 1,470,000 shares of Common Stock (2% of the shares of Common Stock and Pre-Funded Warrants sold in the offering). The Representative’s Warrant is exercisable at $0.20 per share and has a term of five years. Pursuant to rules of the Financial Industry Regulatory Authority, the Representative’s Warrant shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of the Underwriting Agreement.

A registration statement relating to these securities (File No. 333-221027) was declared effective by the Securities and Exchange Commission (“SEC”) on November 20, 2017.  In addition, a separate registration statement relating to these securities (File No. 333-221686) was filed with the SEC pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and became automatically effective on November 20, 2017. The offering is being made only by means of a prospectus forming a part of the effective registration statements.

The foregoing description of the Pre-Funded Warrants, Series A Warrants, Series B Warrants and Representative’s Warrant are not complete and is qualified in its entirety by reference to the full text of the forms of Pre-Funded Warrant, Series A Warrant, Series B Warrant and Representative’s Warrant, copies of which are filed as Exhibits 4.1, 4.2, 4.3 and 4.4, respectively, to this report.

Item 9.01 Financial Statements and Exhibits

(d)

Exhibit No.	Description

4.1	Form of Pre-funded Warrant
4.2	Form of Series A Common Warrant
4.3	Form of Series B Common Warrant
4.4	Form of Representative’s Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHARMX CORPORATION

Date: November 27, 2017	By:	/s/ Greg Kitchener
		Name:	Greg Kitchener
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Pre-funded Warrant
4.2	Form of Series A Common Warrant
4.3	Form of Series B Common Warrant
4.4	Form of Representative’s Warrant